Exhibit 10.2

Kokua Bonus Plan

Overview:

The objective of the Kokua Bonus Plan (“the Plan”) is to motivate and reward performing employees for their contributions to salesforce.com’s (the “Company”) success by aligning the goals of each employee with those of the Company.

Effective Date:

This Plan is effective February 1, 2012. This Plan replaces or supersedes all previous Mahalo bonus plan documents, plan descriptions, and Mahalo bonus practices under which employees were previously eligible; provided, however, that amounts earned but unpaid under such previous plans shall be paid in accordance with their terms.

Bonus Period:

The Plan period coincides with the Company’s fiscal calendar from February 1st to January 31st (“Bonus Period”) and, subject to the Section 409A provisions below, bonuses (“Bonus Awards”) will be paid at times determined at the sole discretion of the Company. Previous timing of Bonus payments does not dictate timing of future bonus payments, if any.

Eligibility:

An employee is eligible to participate in the Plan if the employee meets all of the criteria listed below. If any of the following conditions are not met, the employee will not be eligible to receive any Bonus Award under this Plan:

•	Is an active, regular, full-time, part-time or fixed term employee

•	Is an employee on the Company’s payroll on the date of the bonus payment(s)

•	Is performing at a “Meets Expectation” or higher

•	Is not on a commission, departmental bonus, or Management by Objective plan, unless otherwise approved prior to the date the bonus payment(s) is distributed by the Administrator (as defined below).

Plan Components

The Plan is comprised of two components: company performance and individual performance objectives.

Company Performance

Company Performance is based on the Company’s achievement of its primary objectives which may include, but are not limited to bookings, customer attrition, non-GAAP operating income, revenue, and operating cash flow, in each case as determined by the Company in its sole discretion. The components of Company Performance are described in greater detail below in relation to the funding of the “Pools” (as defined below).

Individual Performance Objectives

At the beginning of each fiscal year, each eligible employee, along with his/her manager, will establish key Individual Performance Objectives, with the final Individual Performance Objectives for an eligible employee to be determined by the eligible employee’s manager. Individual Performance Objectives can be any combination of individual objectives, developmental areas, and career development. They may include project completion, operational targets, financial targets, or any other quantifiable goal relating to the Company’s V2MOM and the employee’s individual performance. The eligible employee along with his/her manager may periodically review the objectives to evaluate, update, and/or validate them, in each case subject to the terms of the Plan.

Funding of the Kokua Bonus Pool

For each Bonus Period, the Company shall create three Kokua Bonus Pools (together, the “Pools” and each, a “Pool”), each of which are funded based on the achievement of Company Performance for the applicable primary objectives for the Bonus Period. The three pools will be for 1) Director level and below positions (the “Director & Below Pool”), for which, until and unless changed by the Company, the Company Performance primary objectives shall be based on bookings and customer attrition for the applicable Bonus Period; 2) Vice President and above positions (excluding Section 16 Officers)(the “VP & Above Pool”), for which, until and unless changed by the Company, the Company Performance primary objectives shall be bookings, customer attrition and non-GAAP operating income for the applicable Bonus Period; and 3) the Company’s Section 16 Officers (the “Section 16 Officer Pool”) for which, until and unless changed by the Company, the Company Performance primary objectives shall be non-GAAP operating income, revenue, and operating cash flow for the applicable Bonus Period. For purposes of the Plan, “Section 16 Officer” means an employee of the Company (or its affiliate) who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The objectives set forth above and the funding of the Pools are subject to approval by the Administrator. The Administrator may increase or decrease (including to zero) the funding of any Pool. The Pools are intended to represent discrete bonus funding allocations for those levels. However, in the sole discretion, and subject to the approval of, the Administrator, funding of the Section 16 Officer Pool and VP & Above Pool may be decreased and all or a portion of the decrease may be shifted to the Director & Below Pool.

Subject to the discretion of the Administrator as described in the, a minimal level of achievement must be obtained by the Company to fund the Pools. The level of performance necessary to fund the Pools will be determined by the Administrator in its sole discretion. Once the Company achieves its minimum performance, the Pools will continue to be funded as the Company’s performance increases until the Company’s maximum goals under the Plan are achieved. Notwithstanding the foregoing, until and unless changed by the Administrator, the maximum corporate funding multiplier for the Section 16 Officer Pool and the VP & Above Pool is set at of 100%, and the maximum corporate funding multiplier for the Director & Below Pool is 110%.

Target Bonus

The “Target Bonus” for any eligible employee for a Bonus Period is a percentage of his or her Eligible Earnings, based upon salary grade, as set by the Administrator. The Administrator may modify an eligible employee’s Target Bonus for a Bonus Period at any time prior to the end of such Bonus Period. “Eligible Earnings” shall include base salary, retroactive pay, PTO, floaters, holiday pay, overtime and double time, and all leave of absence pay. To determine the dollar amount of an employee’s Target Bonus, multiply the employee’s Eligible Earnings by his or her Target Bonus percentage.

Awarding Bonuses

When, and if, the Bonus Pools fund, designated managers will recommend a Bonus Award for an eligible employee based on the employee’s Target Bonus, achievement of Individual Performance Objectives, the allocated Bonus Pool for the Bonus Period and any other matters at their sole discretion. The fact and amount of a Bonus Award, if any, is at the sole discretion of the Administrator and may be less than, equal to or greater than the employee’s Target Bonus or that amount recommended by their manager and may vary from employee to employee.

Notwithstanding anything herein to the contrary, and subject to any continued employment requirements of the Plan, during a Bonus Period, the Administrator may, in its discretion, choose to pay all or a portion of a then-current employee’s Target Bonus for the Bonus Period without regard to whether the Bonus Pool has been funded or Company Performance or Individual Performance Objectives have been achieved. For purposes of clarity, if such a Bonus Award is paid, the Administrator may determine that any later Bonus Award for such Bonus Period will be reduced by all or a portion of the amount of the earlier payment.

Except as provided above, an acceptable level of individual performance (at least at “Meets Expectations” level), as determined by the Administrator in its sole discretion, is required to receive a Bonus Award under this Plan. Except as provided above, an employee who does not meet his or her Individual Performance Objectives will not receive any Bonus Award under this Plan.

Bonus Award payments are subject to the approval of the Administrator. The Administrator retains the right to increase, decrease or eliminate an individual Bonus Award or to increase, decrease or eliminate Bonus Awards collectively as deemed necessary or appropriate.

All Bonus Awards paid under the Plan will be subject to all applicable tax withholdings.

Pro-Rated Bonus Awards

For employees hired after February 1st of the Bonus Period, Bonus Awards, if any, will be pro-rated based on the date of hire. Employees who leave the Company and are re-hired within the same Bonus Period may be eligible to receive a pro-rated Bonus Award based solely on the employee’s re-hire date.

Leaves of Absence

Employees who are on a leave of absence during the Bonus Period may be eligible for a Bonus Award provided they have been actively employed during the Bonus Period, have received an acceptable performance rating, the Bonus Pool has funded, and the employee is an active employee of the Company when Bonus Awards are paid.

Promotions/Transfers

Employees who transfer into or out of a Plan-eligible job may be eligible for a pro-rated Bonus Award based on the period of time spent in the Kokua Bonus Plan-eligible position provided they have received an acceptable performance rating, the Kokua Bonus Plan has funded, and they are an active employee of the Company when bonuses are paid.

If any employee transfers from one Plan -eligible position to another Plan-eligible position (with a higher, lower, or same Target Bonus), the employee’s Bonus Award, if any, will be calculated based on the employee’s pro-rated Target Bonus and earnings in each position at the end of the applicable Bonus Period, subject to the discretion of the Administrator as described in the Plan. Such pro-ration will be determined by calculating the amount of time in the prior role at the prior Target Bonus, and the amount of time in the new role at the new Target Bonus.

Employees who transfer from one country payroll to another will be paid in accordance with the mobility practice in place at the time, and in accordance with applicable local laws.

Termination of Employment

An employee who ceases employment with the Company for any reason prior to the date bonuses are paid will not be eligible for and will not earn any Bonus Award. In the case of death, permanent disability or exceptional circumstances, deviations from eligibility under the Plan may be approved and reviewed by the SVP, Employee Success on a case-by-case basis; provided that any deviation with respect to a Section 16 Officer must be approved by the Compensation Committee.

Administrator

The Plan will be administered by the Administrator. The “Administrator” means, with respect to a Section 16 Officer and the Section 16 Officer Pool, the Compensation Committee of our Board of Directors (the “Compensation Committee”). With respect to all other employees and the VP & Above Pool and Director & Below Pool, the “Administrator” means individually or collectively, the Company’s Chief Executive Officer (the “CEO”) and/or the Company’s Chief Financial Officer and/or the Executive Committee of the Company; provided, however, that the Compensation Committee may, at any time, may elect to act in whole or in part in the capacity of Administrator.

The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more members of the Company’s Board of Directors and/or one or more officers or employees of the Company. If the Administrator delegates any authority for the administration of the Plan, the term “Administrator” shall include the individuals delegated such authority with respect to such authority.

Section 409A: In no event will bonuses, if any, under the Plan be paid later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the applicable Bonus Period to which such bonus relates began. It is intended that all bonuses payable under this Plan will be exempt from the requirements of “Section 409A” (as defined below) pursuant to the “short-term deferral” exemption or, in the alternative, comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the participant. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time, and any applicable state law equivalents.

Modification, Interpretation, and/or Termination of the Plan

The Plan, as set forth in this document, represents the general guidelines the Company intends to utilize to determine what Bonus Award payments, if any, will be paid. The Company reserves the right to modify or terminate the Plan at its sole discretion, at any time, with or without written notification; provided that any modification or termination impacting a Section 16 Officer must be approved by the Compensation Committee. This right to modify or terminate may be triggered by many factors. The Administrator shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all manners of interpretation and application of the Plan. All determinations and decisions made by the Administrator or any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

The existence of, or an employee’s eligibility for, this Plan shall not be deemed to give the employee the right to be retained in the employ of the Company and shall not change employees’ at-will employment status, where applicable. The Plan is strictly non-contractual and does not form part of any employee’s terms and conditions of employment, or part of any employee’s employment contract. The Plan will not be deemed to constitute a contract of employment with any participating employee, nor be deemed to be consideration for the employment of any participant.

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